EXHIBIT 4.4

                                 AMENDMENT NO. 3

                                       TO

                                RIGHTS AGREEMENT

                            DATED AS OF MAY 31, 2002

                                     BETWEEN

                       MEDICIS PHARMACEUTICAL CORPORATION

                                       AND

                        WELLS FARGO BANK MINNESOTA, N.A.,

                           AS SUCCESSOR-IN-INTEREST TO

                    AMERICAN STOCK TRANSFER & TRUST COMPANY,

                                 AS RIGHTS AGENT

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                                TABLE OF CONTENTS

Section 1. Certain Amendments..............................................    2

Section 2. Successors......................................................    2

Section 3. Benefits of this Amendment......................................    2

Section 4. Severability....................................................    2

Section 5. Governing Law...................................................    2

Section 6. Counterparts....................................................    2

Section 8. Descriptive Headings............................................    2


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                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT

      THIS AMENDMENT NO. 3 TO RIGHTS AGREEMENT, dated as of May 31, 2002 (this "Amendment"), between Medicis Pharmaceutical Corporation, a Delaware corporation (the "Company"), and Wells Fargo Bank Minnesota, N.A. ("Wells Fargo"), a national banking association, as successor-in-interest to American Stock Transfer & Trust Company, a New York corporation ("American Stock"), as rights agent (the "Rights Agent").

                              W I T N E S S E T H:

      WHEREAS, on August 17, 1995, the Board of Directors of the Company authorized and declared a dividend of one preference share purchase right (a "Right") for each Class A Common Share, such capitalized term and all other capitalized terms used herein having the meanings set forth or as provided in
Section 1 of the Rights Agreement, dated as of August 17, 1995, between the Company and the Rights Agent (the "Rights Agreement") and Class B Common Share of the Company outstanding as of the Close of Business on August 30, 1995(the "Record Date"), each Right representing the right to purchase one one-hundredth of a Preference Share, upon the terms and subject to the conditions set forth in the Rights Agreement, and further authorized and directed the issuance of one Right with respect to each Class A Common Share and each Class B Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date; and

      WHEREAS, on August 17, 1995, the Company and the Rights Agent executed and delivered the Rights Agreement; and

      WHEREAS, on April 15, 1996, the Company and the Rights Agent executed and delivered Amendment No. 1 to Rights Agreement, which amended certain terms and provisions of the original Rights Agreement; and

      WHEREAS, on March 17, 1997, the Company and the Rights Agent executed and delivered Amendment No. 2 to Rights Agreement, which changed the rights agent thereunder from American Stock to Norwest; and

      WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to change the definition of "Beneficial Owner" as set forth in the Rights Agreement in the manner set forth below.

      NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

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      SECTION 1. CERTAIN AMENDMENTS. The definition of "Beneficial Owner" as set forth in Section 1(c)(3) of the Rights Agreement shall be amended to add the following at the end of the last full paragraph of the definition:
"Notwithstanding anything in this definition of Beneficial Ownership to the contrary, nothing contained in the foregoing definition shall cause a Person ordinarily engaged in business as an underwriter or initial purchaser of securities to be the "Beneficial Owner" of, or to "beneficially own" or to have "Beneficial Ownership" of, any securities acquired in a bona fide firm commitment underwriting or otherwise."

      SECTION 2. SUCCESSORS. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

      SECTION 3. BENEFITS OF THIS AMENDMENT. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Class A Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Class A Common Shares).

      SECTION 4. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      SECTION 5. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

      SECTION 6. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      SECTION 7. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested by their respective officers thereunto duly authorized as of the day and year first above written.

Attest:                                   MEDICIS PHARMACEUTICAL CORPORATION

By: _______________________________       By: __________________________________
    Name: Marilyn A. Luby                     Name: Mark A. Prygocki, Sr.
    Title: Exec. Asst. to EVP/CFO             Title: Exec. Vice Pres./CFO


Attest:                                   WELLS FARGO BANK MINNESOTA, N.A., as
                                          successor-in-interest to AMERICAN
                                          STOCK TRANSFER & TRUST COMPANY, as
                                          Rights Agent

By: _______________________________
    Name: Beverly A. Robinson
    Title: Vice President                 By: __________________________________
                                              Name: Cindy Gesme
                                              Title: Account Manager/Officer


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